EXHIBIT 99.1

America’s Car-Mart Reports Third Quarter Fiscal Year 2026 Results

ROGERS, Ark., March 12, 2026 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”), today reported financial results for the third quarter ended January 31, 2026.

Third Quarter Key Highlights (FY’26 Q3 vs. FY’25 Q3, unless otherwise noted)

  Sales volumes declined 22.1% to 10,275 units, reflecting constraints on origination capacity resulting from the Company's ongoing capital structure transition as well as the significant weather event impacting the south-central states in late January
  Completed Phase 2 store consolidations in January 2026; active dealership count reduced to 136; 18 total locations consolidated across Phases 1 and 2 as part of our ongoing operational improvement initiative
  Completed ACM Auto Trust 2025-4 securitization in December 2025 and issued $161.3 million in asset-backed notes
  Total revenue of $286.8 million, down 12.0%; interest income increased 3.1% to $64.2 million
  Gross profit per unit improved 8.8% to $7,762; gross margin percentage of 35.8% vs. 35.7%
  Total collections of $179.0 million, up 1.5% year-over-year
  Net charge-offs as a percentage of average finance receivables were 6.5% vs. 6.1%
  SG&A of $51.5 million; includes $2.8 million in non-recurring store consolidation charges; adjusted SG&A1 of $48.7 million, or 21.8% of sales
  Recorded a non-cash charge of $47.0 million to establish a valuation allowance against deferred tax assets
  Loss per share of $9.25 and adjusted loss per share1 of $1.53
  Total cash including restricted cash of $237.0 million at January 31, 2026

President and CEO Doug Campbell commentary:

"Our third quarter results reflect the impact of our ongoing capital structure transition on origination volumes. The sales volume decline this quarter is a direct result of the moderation of capital deployed on inventory purchases and not a reflection of demand. Sales for the quarter were further challenged by severe weather in the South-Central U.S., which affected our entire footprint and resulted in significant store closures in the last week of January, as well as the impact of operating with a 12% smaller store footprint year-over-year. Our top-of-funnel metrics remained strong throughout the quarter as the need for affordable, quality used vehicles among credit-challenged customers remains robust.

"Just prior to the end of the second quarter, we closed a $300 million term loan, which eliminated our revolving line of credit and removed restrictive income statement covenants that had constrained our operational flexibility. In December, we completed the 2025-4 ABS transaction, introducing a residual cash flow structure that improves the economics of our securitization program over time. These were important milestones in our capital structure transformation. We are now focused on completing the final critical component by securing an additional financing source to sustain and supplement our operating cash flows, such as new asset-backed securitizations, warehouse facilities, and other potential sources of financing that would enable the company to execute on its current business plan. We are working diligently on this to restore our origination capacity which will allow us to fully capitalize on the positive demand we see in our markets.

"In parallel, we completed Phase 1 and Phase 2 of our SG&A reduction initiatives via store consolidations and headcount reductions in November 2025 and January 2026, respectively, bringing our total active dealership count to 136. These actions streamline our operations and position our highest-performing locations to absorb additional volume as our capital structure work advances. We remain committed to serving our customers across our footprint with the same level of care and quality that defines our brand.

"While this is a challenging period, I am confident in our team's ability to execute our plan. The demand for what we do has never been stronger, and I look forward to reporting on our continued progress as we complete the capital structure transformation."

Dollars in thousands, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Third Quarter Fiscal Year 2026 Key Operating Metrics

Third Quarter Business Review

Note: Discussions in each section provide information for the third quarter of fiscal year 2026, compared to the third quarter of fiscal year 2025, unless otherwise noted.

SALES VOLUME – Retail units sold decreased 22.1% to 10,275 units when compared to the prior year's quarter. These results are primarily driven by lower inventory levels, a 12% smaller footprint, and Winter Storm Fern, which affected our entire operating footprint in late January. Lower inventory levels were primarily due to reduced availability of origination capital.

Sales volumes during the quarter are not indicative of underlying consumer demand. Lead indicators for demand remained robust throughout the quarter, and the Company believes that, when origination capacity is restored through the completion of its previously disclosed capital structure strategy, its ability to restore sales volumes will be meaningfully enhanced.

TOTAL REVENUE – Total revenue for the quarter was $286.8 million, a decrease of 12% year-over-year, driven entirely by lower unit volume. This was partially offset by the average retail sales price increasing by 7.1% to $20,634 and interest income increasing by 3.1% to $64.2 million.

GROSS PROFIT – Gross profit margin as a percentage of sales was 35.8%, compared to 35.7% in the prior year quarter. Total gross profit per retail unit sold improved by 8.8% to $7,762. These results reflect continued discipline in vehicle pricing and strong ancillary product attachment rates.

SG&A EXPENSE – SG&A expenses totaled $51.5 million for the quarter, or 23.1% of sales, compared to $46.5 million and 17.6% of sales in the prior year quarter. The current quarter included approximately $2.8 million in non-recurring impairment and restructuring charges related to Phase 2 store consolidations. Excluding these items, adjusted SG&A (non-GAAP1) was $48.7 million, or 21.9% of sales.

The Company continued to make progress on its SG&A cost control strategy outlined in the second quarter. Phase 1 and Phase 2 store consolidations (13 incremental locations in January 2026) reduced the active dealership count from 154 at April 30, 2025, to 136 at January 31, 2026. Associated savings are expected to be reflected beginning in the fourth quarter of fiscal 2026. The Company remains committed to adjusting its SG&A to match anticipated sales volumes.

CREDIT AND UNDERWRITING PERFORMANCE – Net charge-offs as a percentage of average finance receivables were 6.5%, compared to 6.1% in the prior year quarter. The increase reflects the combined effect of decreased sales volumes and portfolio seasoning from acquired lots. Absent these factors, underlying credit metrics remained stable.

Cash collected as a percentage of average finance receivables improved 11 basis points year-over-year, reflecting improved collections execution aided by the Company's Pay Your Way digital payment platform. Approximately 65% of payment transactions are now processed remotely. Since launching Pay Your Way in the first quarter, the number of consumers enrolled in automatic recurring payments has increased by more than 250%. Total collections of $179.0 million increased 1.5% year-over-year, with average collected per active customer per month improving to $581 from $568.

Accounts over 30 days past due increased to 4.4% from 3.7%, primarily reflecting the impact of Winter Storm Fern, which caused widespread disruptions directly impairing customers' ability to make timely scheduled payments. Our delinquency measurement is taken at month-end, and since then, the Company has observed meaningful normalization in delinquency metrics through February as normal operations resumed and customers resumed regular payment patterns.

Car-Mart's disciplined underwriting approach continues to strengthen its receivables portfolio, with the highest credit-tier customers now representing 66.7% of accounts receivable, up from 62.8% in the prior year quarter.

ALLOWANCE FOR CREDIT LOSSES – The allowance for credit losses as a percentage of finance receivables, net of deferred revenue and pending accident protection plan claims, increased to 25.53% at January 31, 2026, from 23.25% at April 30, 2025, and 24.31% at January 31, 2025. Importantly, this increase occurred while realized credit performance improved sequentially: net charge-offs declined from $106 million to $96 million, and units charged off fell from approximately 10,300 to 9,200.

The reserve increase reflects a combination of portfolio mix shifts—including the growing share of receivables originated under our loan origination system (LOS) and those from newly acquired locations—and the broader macroeconomic environment. As origination volumes have moderated, the allowance ratio reflects the cumulative impact of the macroeconomic environment on our customer base rather than a change in underlying credit behavior. At current levels, the reserve represents approximately 3.6 times quarterly charge-offs and continues to appropriately reflect the risk profile of the portfolio.

LEVERAGE & LIQUIDITY – Debt to finance receivables and debt, net of cash, to finance receivables (non-GAAP1) were 60.8% and 44.7%, respectively on January 31, 2026, compared to 53.5% and 45.0%, respectively on January 31, 2025, and 51.5% and 43.2%, respectively at the start of fiscal year 2026.

Total cash, including restricted cash, increased to $237.0 million at January 31, 2026, compared to $124.5 million at April 30, 2025. Total debt increased to $892.2 million from $776.8 million at April 30, 2025, and total debt, net of total cash, (non-GAAP1) increased to $655.1 million from $652.2 million at April 30, 2025. Interest expense increased $4.9 million, or 28.7%, year-over-year. Higher debt, net of total cash, and interest expense primarily reflect the contribution of the October 2025 term loan and December 2025 ABS transaction.

CAPITAL STRUCTURE AND LIQUIDITY – The Company's capital structure transformation continued to advance during the third quarter. In December 2025, the Company completed the ACM Auto Trust 2025-4 securitization, issuing $161.3 million in asset-backed notes with a weighted average coupon of 7.02%. This transaction introduced a residual cash flow structure that is expected to deliver cash flow to the Company monthly, improving capital efficiency and reducing the long-term cost of capital relative to prior accelerated amortization structures.

While the ABS market remains a critical component of the Company's funding, and the Company expects to continue accessing it on a regular basis, securing an additional readily available financing source, such as a revolving warehouse facility or other potential debt facility, remains the critical next step in restoring origination capacity and would provide bridge financing between origination and securitization that allows the Company to fully serve customer demand and restore sales volume.

INTEREST EXPENSE – Interest expense for the quarter was $21.8 million compared to $16.9 million in the prior year quarter. The increase reflects the full-quarter impact of the $300 million term loan closed in October 2025. The Company's transition to residual ABS structures and continued capital structure refinements are expected to improve the Company’s cost of funds over time.

INCOME TAXES – In the quarter, the Company recognized a non-cash income tax charge of $47.0 million to establish a full valuation allowance against its deferred tax asset associated with net operating losses at Colonial Auto Finance. Pursuant to U.S. GAAP, the Company is required to assess all available evidence—including three years of cumulative pre-tax losses at Colonial Auto Finance—when making this determination. This allowance has no impact on the Company's cash tax position or its ability to utilize net operating loss carryforwards in the event of a return to profitability.

[1]	The calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release.

Key Operating Results

	Three Months Ended
	January 31,

	2026	2025	% Change
Operating Data:
Retail units sold	10,275	13,198	(22.1)%
Average number of dealerships in operation	149	154	(3.2)
Average retail units sold per dealerships per month	23.0	28.6	(19.6)
Average retail sales price	$20,634	$19,275	7.1%
Total gross profit per retail unit sold	$7,762	$7,131	8.8%
Total gross profit percentage	35.8%	35.7%	10
Same dealership revenue growth	(13.4)%	3.1%
Net charge-offs as a percent of average finance receivables	6.5%	6.1%	40
Total collected (principal, interest and late fees),in thousands	$179,032	$176,338	1.5
Average total collected per active customer per month	$581	$568	2.3
Average percentage of finance receivables-current (excl. 1-2 day)	71.4%	81.3%	(990)
Average down-payment percentage	4.6%	5.1%	(50)

	Nine Months Ended
	January 31,

	2026	2025	% Change
Operating Data:
Retail units sold	37,480	41,373	(9.4)%
Average number of dealerships in operation	152	155	(1.9)
Average retail units sold per dealerships per month	27.4	29.7	(7.7)
Average retail sales price	$20,041	$19,531	2.6
Total gross profit per retail unit sold	$7,690	$7,429	3.5
Total gross profit percentage	36.7%	36.7%
Same dealership revenue growth	(5.8)%	(5.2)%
Net charge-offs as a percent of average finance receivables	20.1%	19.1%
Total collected (principal, interest and late fees), in thousands	$544,388	$522,988	4.1
Average total collected per active customer per month	$582	$563	3.4
Average percentage of finance receivables-current (excl. 1-2 day)	77.3%	81.3%
Average down-payment percentage	4.8%	5.2%

Period End Data:
Dealerships open	136	154	(11.7)%
Accounts over 30 days past due	4.4%	3.7%	70
Active customer count	100,998	103,663	(2.6)%
Principal balance of finance receivables(in thousands)	$1,466,919	$1,485,981	(1.3)%
Weighted average total contract term	48.8	48.3	0.9

Conference Call and Webcast

The Company will hold a conference call to discuss its quarterly results on March 12, at 9:00 a.m. ET. Participants may access the conference call via webcast using this link: Webcast Link. To participate via telephone, please register in advance using this Registration Link. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial in 10 minutes prior to the start time. A replay and transcript of the conference call and webcast and related supplemental information will be available on-demand via the Company’s investor relations webpage at ir.car-mart.com for 12 months.

About America’s Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Non-GAAP Financial Measures

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). In addition to total debt, net of total cash, and the ratio of debt, net of cash, to finance receivables, we also present adjusted revenue, adjusted SG&A as a percentage of sales, and adjusted earnings (loss) per share. These non-GAAP measures are provided as supplemental measures to evaluate operating performance, cost structure, and leverage, and portfolio economics and to facilitate period-to-period comparisons that may be impacted by non-recurring or non-cash items. We believe investors benefit from referring to these non-GAAP measures and ratios in assessing our leverage, balance sheet risk, operating results and related trends, and when planning and forecasting future periods.

These measures should not be considered in isolation or as substitutes for reported GAAP results, as they may include or exclude certain items relative to similar GAAP-based measures and may not be comparable to similarly titled measures reported by other companies. We strongly encourage investors to review our consolidated financial statements included in our publicly filed reports in their entirety and not rely solely on any one financial measure or communication. The most directly comparable GAAP financial measures, as well as reconciliations to those measures, are presented in the tables accompanying this release.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations and projections regarding future financial and operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “project,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  future earnings performance;
  securing additional financing to sustain and supplement operating cash flows through additional securitization transactions, warehouse credit facilities, or other sources;
  the benefits of recent or future changes to the Company’s capital structure;
  operational infrastructure investments;
  the impact of cost reduction and dealership footprint optimization initiatives on operating performance and customer service levels; and
  the Company’s business, operating and growth strategies and expectations.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels and inflationary pressure on operating costs;
  the availability of quality used vehicles at prices that will be affordable to our customers, including the impacts of changes in new vehicle production and sales;
  the availability of and access to capital through warehouse credit facilities, securitization financings or other debt or equity financing on terms acceptable to the Company, and any increase in the cost of capital, to support the Company’s business;
  the Company’s ability to consummate debt or equity financing transactions on terms acceptable to the Company;
  the Company’s compliance with financial covenants and other terms of its senior secured term loan, non-recourse notes payable, and any future debt facilities;
  the ability to leverage the Cox Automotive services agreement to perform reconditioning and improve vehicle quality to reduce the average vehicle cost, improve gross margins, reduce credit loss, and enhance cash flow;
  the Company’s ability to underwrite and collect its contracts effectively, including whether anticipated benefits from recent upgrades to the Company’s loan origination system, recently implemented digital payment platform and anticipated upgrades to the Company’s collections management software are achieved as expected or at all;
  competition;
  dependence on existing management;
  ability to attract, develop, and retain qualified general managers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  future shutdowns of the federal government or changes to federal or state government assistance programs impacting the Company’s customers;
  the ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity;
  the ability to identify and obtain favorable locations for new or relocated dealerships at reasonable cost;
  the ability to successfully transition customers and inventory from underperforming dealerships to nearby more productive dealerships as part of the Company’s footprint optimization strategy;
  the ability to successfully identify, complete and integrate new acquisitions;
  the occurrence and impact of any adverse weather events or other natural disasters affecting the Company’s dealerships or customers; and
  potential business and economic disruptions and uncertainty that may result from any future public health crises and any efforts to mitigate the financial impact and health risks associated with such developments.
Contact for information

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Jonathan Collins
Chief Financial Officer
(479) 464-9944
InvestorRelations@car-mart.com

SM Berger & Company
Andrew Berger, Managing Director
andrew@smberger.com
(216) 464-6400

America’s Car-Mart Consolidated Results of Operations (Amounts in thousands, except per share data)

				As a % of Sales
	Three Months Ended			Three Months Ended
	January 31,			January 31,

	2026	2025	% Change	2026	2025
Statements of Operations:
Revenues:
Sales	$222,623	$263,484	(15.5)%	100.0%	100.0%
Interest income	64,169	62,242	3.1	28.8	23.6
Total	286,792	325,726	(12.0)	128.8	123.6

Costs and expenses:
Cost of sales	142,864	169,374	(15.7)	64.2	64.3
Selling, general and administrative	51,507	46,460	10.9	23.1	17.6
Provision for credit losses	105,207	86,652	21.4	47.3	32.9
Interest expense	21,775	16,923	28.7	9.8	6.4
Depreciation and amortization	2,040	1,890	7.9	0.9	0.7
Loss on disposal of property and equipment	120	37	224.3	0.1	-
Total	323,513	321,336	0.7	145.3	122.0

Income (Loss) before taxes	(36,721)	4,390		(16.5)	1.7

Provision for income taxes	39,982	1,228		18.0	0.5

Net income (loss)	$(76,703)	$3,162		(34.5)	1.2

Dividends on subsidiary preferred stock	(10)	(10)

Net income (loss) attributable to common shareholders	$(76,713)	$3,152

Earnings (Loss) per share:
Basic	$(9.25)	$0.38
Diluted	$(9.25)	$0.37

Weighted average number of shares used in calculation:
Basic	8,297,438	8,256,681
Diluted	8,297,438	8,413,088

America’s Car-Mart Consolidated Results of Operations (Amounts in thousands, except per share data)

				As a % of Sales
	Nine Months Ended			Nine Months Ended
	January 31,			January 31,

	2026	2025	% Change	2026	2025
Statements of Operations:
Revenues:
Sales	$785,176	$836,506	(6.1)%	100.0%	100.0%
Interest income	193,500	184,252	5.0	24.6	22.0
Total	978,676	1,020,758	(4.1)	124.6	122.0

Costs and expenses:
Cost of sales	496,960	529,159	(6.1)	63.3	63.3
Selling, general and administrative	160,517	140,578	14.2	20.4	16.8
Provision for credit losses	327,317	281,597	16.2	41.7	33.7
Interest expense	54,502	53,277	2.3	6.9	6.4
Loss on extinguishment of debt	4,476	-	100.0	0.6	-
Depreciation and amortization	6,281	5,700	10.2	0.8	0.7
Loss on disposal of property and equipment	229	124	84.7	-	-
Total	1,050,282	1,010,435	3.9	133.7	120.9

Income (Loss) before taxes	(71,606)	10,323		(9.1)	1.2

Provision for income taxes	33,305	3,026		4.2	0.4

Net income (loss)	$(104,911)	$7,297		(13.4)	0.9

Dividends on subsidiary preferred stock	(30)	(30)

Net income (loss) attributable to common shareholders	$(104,941)	$7,267

Earnings (Loss) per share:
Basic	$(12.67)	$0.96
Diluted	$(12.67)	$0.94

Weighted average number of shares used in calculation:
Basic	8,284,869	7,600,470
Diluted	8,284,869	7,753,654

America's Car-Mart
Condensed Consolidated Balance Sheet and Other Data

(Amounts in thousands, except per share data)

	January 31,	April 30,	January 31,
	2026	2025	2025

Cash and cash equivalents	$117,910	$9,808	$8,532
Restricted cash from collections on auto finance receivables	$119,067	$114,729	$117,826
Finance receivables, net	$1,114,672	$1,180,673	$1,146,212
Inventory	$101,178	$112,229	$143,933
Total assets	$1,626,793	$1,606,474	$1,607,099
Senior Secured Notes Payable, net	$263,836	$-	$-
Revolving lines of credit, net	$-	$204,769	$73,119
Notes payable, net	$628,324	$572,010	$722,245
Treasury stock	$298,520	$298,220	$298,218
Total equity	$479,417	$569,522	$557,911
Shares outstanding	8,302,450	8,263,280	8,256,765
Book value per outstanding share	$57.79	$68.97	$67.62

Allowance for credit losses	(347,565)	(323,100)	(333,338)

Allowance as % of principal balance net of deferred revenue	25.53%	23.25%	24.31%

Changes in allowance for credit losses:
	Nine Months Ended
	January 31,
	2026	2025
Balance at beginning of period	$323,100	$331,260
Provision for credit losses	327,317	281,597
Charge-offs, net of collateral recovered	(302,852)	(279,519)
Balance at end of period	$347,565	$333,338

America's Car-Mart
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Nine Months Ended
	January 31,
	2026	2025

Operating activities:
Net loss	$(104,911)	$7,297
Provision for credit losses	327,317	281,597
Losses on claims for accident protection plan	27,765	25,013
Loss on extinguishment of debt	2,726	-
Depreciation and amortization	12,554	9,770
Finance receivable originations	(730,861)	(779,013)
Finance receivable collections	351,754	338,736
Inventory	101,797	53,330
Deferred accident protection plan revenue	(4,319)	(1,462)
Deferred service contract revenue	(8,734)	(11,818)
Income taxes, net	(5,629)	3,484
Deferred income taxes	29,868	-
Other	(2,105)	5,084
Net cash used in operating activities	(2,778)	(67,982)

Investing activities:
Purchase of investments	-	(7,527)
Purchase of property and equipment and other	(1,521)	(3,089)
Proceeds from sale of property and equipment	154	24
Net cash used in investing activities	(1,367)	(10,592)

Financing activities:
Issuance of common stock	178	74,041
Purchase of common stock	(299)	(432)
Change in cash overdrafts	(1,289)	58
Change in revolving credit facility, net	(207,098)	(126,752)
Payments on notes payable	(492,287)	(479,326)
Issuances of notes payable	549,224	649,889
Debt issuance costs	(18,064)	(6,963)
Dividend payments	(30)	(30)
Loss on extinguishment of debt	(1,750)	-
Issuance of senior secured notes payable	288,000	-
Net cash provided by financing activities	116,585	110,485

(Decrease) increase in cash, cash equivalents, and restricted cash	$112,440	$31,911

America's Car-Mart
Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands)

Calculation of Debt, Net of Total Cash, to Finance Receivables:
		January 31, 2026	April 30, 2025
	Debt:
	Senior Secured Notes Payable, net	$263,836	$-
	Revolving lines of credit, net	-	204,769
	Notes payable, net	628,324	572,010
	Total debt	$892,160	$776,779

	Cash:
	Cash and cash equivalents	$117,910	$9,808
	Restricted cash from collections on auto finance receivables	119,067	114,729
	Total cash, cash equivalents, and restricted cash	$236,977	$124,537

	Debt, net of total cash	$655,183	$652,242

	Principal balance of finance receivables	$1,466,919	$1,509,155

	Ratio of debt to finance receivables	60.8%	51.5%
	Ratio of debt, net of total cash, to finance receivables	44.7%	43.2%

America’s Car-Mart Reconciliation of Non-GAAP Financial Measures (Amounts in thousands)

	Calculation of Adjusted SG&A as Percentage of Sales:
		Three Months Ended	Three Months Ended
		January 31,	January 31
		2026	2025
	Sales	222,623	263,484

	Selling, general and administrative	51,507	46,460
	Impairment of assets impacted by lot closures and non-core adjustments(2)	2,833	-
	Adjusted selling, general and administrative	48,674	46,460

	Adjusted SG&A as a percentage of sales	21.9%	17.6%

America’s Car-Mart Reconciliation of Non-GAAP Financial Measures (Amounts in thousands)

	Calculation of Adjusted Loss Per Share:
		Three Months Ended	Nine Months Ended
		January 31,	January 31,
		2026	2026
	Net loss attributable to common shareholders (A)	$(76,713)	$(104,941)

	Loss on extinguishment of debt adjustment(2)	-	4,476
	Credit loss impact of allowance percentage adjustment	18,241	30,005
	Impairment of assets impacted by lot closures and non-core adjustments(2)	2,833	6,355
	Pre-tax impact of adjustments (B)	21,074	40,836
	Tax effect of adjustment (effective tax rate of 19.14%) (C)	(4,034)	(7,816)
	Tax impact of deferred tax asset valuation allowance (D)	47,010	47,010
	Post-tax impact of adjustments (B+C+D)	64,050	80,030

	Adjusted net loss attributable to common shareholders (A+(B+C+D))	(12,663)	(24,911)

	Weighted average shares outstanding	8,297	8,285
	Adjusted loss per share	$(1.53)	$(3.01)
	Diluted earnings (loss) per share (GAAP)(3)	$(9.25)	$(12.67)
	Diluted earnings (loss) per share impact of adjustments	$(7.72)	$(9.66)

(2)	The Company recorded certain one-time items in each quarter that did not recur in the other period; as a result, the non-GAAP adjustments reflected in each reconciliation may differ between period.

(3)	Diluted earnings (loss) per share for the current quarter was the same as basic earnings (loss) per share because the net loss makes potential common stock equivalents anti-dilutive.

A graph accompanying this announcement is available at

https://www.globenewswire.com/NewsRoom/AttachmentNg/eb4e2575-5866-4778-9c77-c10e477b9c2c